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                                                                    EXHIBIT 3.11

                            CERTIFICATE OF FORMATION
                                       OF
                              VERASUN WELCOME, LLC

     1. The name of the limited liability company is VERASUN WELCOME, LLC.

     2. The address of the limited liability company's registered office in the State of Delaware, County of New Castle, is 1209 Orange Street, Wilmington, Delaware 19801 and the name of its registered agent at such address is The Corporation Trust Company.

     IN WITNESS WHEREOF, the undersigned organizer has executed this Certificate of Formation on January 22, 2004.


                                        /s/ Margaret B. Kushner
                                        ----------------------------------------
                                        Margaret B. Kushner, Organizer